The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective Registration Statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157615

Subject to Completion. Dated November 18, 2011.

Prospectus Supplement to Prospectus dated February 27, 2009

$

% Senior Notes due

We will pay interest on the notes at the rate of     % per annum. We will pay interest on the notes semi-annually in arrears on          and              of each year, beginning on             ,         . The interest rate is subject to adjustment upon certain rating agency adjustments as described under “Description of the Notes—Interest Rate Adjustments.” The notes will mature on                     .

The notes will be unsecured senior obligations of First Midwest Bancorp, Inc. and will rank equally in right of payment with all of our other unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the notes involves risks. See “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2010, page 67 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, page 74 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and page S-8 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to First Midwest Bancorp, Inc.		%	$

The public offering price set forth above does not include accrued and unpaid interest, if any. Interest on the notes will accrue from November     , 2011 and must be paid by the purchaser if the notes are delivered after November     , 2011.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about November     , 2011. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-Managers

Sandler O’Neill + Partners, L.P.	Keefe, Bruyette & Woods

Prospectus Supplement dated November     , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and of the notes and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying prospectus combined.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, respectively, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. Our business, financial condition, results of operations and prospects may have materially changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in the accompanying prospectus, before deciding whether to invest in the notes.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference herein or therein will be deemed to be modified or superseded herein to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Documents Incorporated by Reference.”

As used herein, the terms “First Midwest,” the “Company,” “we,” “us” and “our” refer to First Midwest Bancorp, Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes.

S-i

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to any of the SEC filings referred to in the list below. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	our Current Reports on Form 8-K filed on January 6, 2011, March 22, 2011, May 27, 2011, June 13, 2011, and October 13, 2011; and

•

all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded herein to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from: First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143, Attention: Investor Relations, Telephone: (630) 875-7463.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “possible,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that we may not be able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events discussed under the heading “Risk Factors” in this prospectus supplement and in the information incorporated by reference herein (including the risk factors contained in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011), could have an adverse effect on our business, results of operations and financial condition. These factors, many of which are beyond our control, include the following:

•	Management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income;

•	Asset and liability matching risks and liquidity risks;

•	Fluctuations in the value of our investment securities;

•	The ability to attract and retain senior management experienced in banking and financial services;

•	The sufficiency of the allowance for credit losses to absorb the amount of actual losses inherent in the existing portfolio of loans;

•	The failure of assumptions underlying the establishment of the allowance for credit losses and estimation of values of collateral and various financial assets and liabilities;

•	Credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio;

•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere providing similar services;

•

Changes in the economic environment, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, and loan and deposit pricing;

•	Changes in general economic or industry conditions, nationally or in the communities in which we conduct business;

•	Volatility of rate sensitive deposits;

•	Our ability to adapt successfully to technological changes to compete effectively in the marketplace;

•	Operational risks, including data processing system failures or fraud;

S-iii

•	Our ability to successfully pursue acquisition and expansion strategies and integrate any acquired companies;

•	The impact of liabilities arising from legal or administrative proceedings, enforcement of bank regulations, and enactment or application of securities regulations;

•

Governmental monetary and fiscal policies and legislative and regulatory changes that may result in the imposition of costs and constraints through higher Federal Deposit Insurance Corporation insurance premiums, significant fluctuations in market interest rates, increases in capital requirements, or operational limitations;

•

Changes in federal and state tax laws or interpretations, including changes affecting tax rates, income not subject to tax under existing law and interpretations, income sourcing, or consolidation/combination rules;

•	Changes in accounting principles, policies, or guidelines affecting the businesses we conduct;

•	Acts of war or terrorism; and

•	Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, products, services, and prices.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to the “Risk Factors” sections of this prospectus supplement, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 incorporated by reference herein. The forward-looking statements contained or incorporated by reference in this prospectus supplement relate only to circumstances as of the date on which the statements are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the notes. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the notes as well as the other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 and the other documents incorporated by reference into this prospectus supplement, before you determine whether an investment in the notes is appropriate for you.

First Midwest Bancorp, Inc.

First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) is a bank holding company incorporated in Delaware in 1982 for the purpose of becoming a holding company registered under the Bank Holding Company Act of 1956, as amended (the “Act”). The Company is headquartered in the Chicago suburb of Itasca, Illinois with operations throughout the greater Chicago metropolitan area as well as central and western Illinois and northwest Indiana. Our principal subsidiary is First Midwest Bank (the “Bank”), which provides a broad range of commercial and retail banking services to consumer, commercial and industrial and public or governmental customers. We are committed to meeting the financial needs of the people and businesses in the communities where we live and work by providing customized banking solutions, quality products and innovative services that fulfill those financial needs.

We have responsibility for the overall conduct, direction, and performance of the Bank. We provide various services, establish group-wide policies and procedures and provide other resources as needed, including capital. At September 30, 2011, the Bank had approximately $8.3 billion in total assets, $6.6 billion in total deposits and 100 banking offices which are primarily in suburban metropolitan Chicago. We employed 1,833 full-time equivalent employees at September 30, 2011. The Bank offers a broad range of lending, depository and related financial services, including accepting deposits; commercial and industrial, consumer and real estate lending; collections; trust and investment management services; cash management services; safe deposit box operations; and other banking services tailored for consumer, commercial and industrial and public or governmental customers. The Bank also provides an electronic banking center on the Internet that enables Bank customers to perform banking transactions and provides information about Bank products and services to the general public.

Corporate Information

Our headquarters are located at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and our telephone number is (630) 875-7450. We maintain a website at http://www.firstmidwest.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	First Midwest Bancorp, Inc., a Delaware corporation.

Securities Offered	$ aggregate principal amount of % Senior Notes due .

Issue Date	November , 2011.

Maturity	.

Interest	We will pay interest at the rate of % per annum payable semi-annually in arrears on and of each year, beginning on , .

Interest Rate Adjustments	The interest rate applicable to the notes will be subject to adjustment from time to time if the debt rating applicable to the notes is downgraded under the circumstances described under the heading “Description of the Notes—Interest Rate Adjustments.”

Ranking.

The notes will be our unsecured senior obligations and will rank equally in right of payment with any unsecured senior indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our secured indebtedness, but only to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.

As of September 30, 2011:

•     First Midwest Bancorp, Inc. had no outstanding secured indebtedness;

•     First Midwest Bancorp, Inc. had an aggregate of approximately $137.8 million of outstanding subordinated debt; and

•     First Midwest Bank had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $7.0 billion, all of which would rank structurally senior to the notes in case of liquidation or otherwise (excluding intercompany liabilities).

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Restrictive Covenants	We will issue the notes pursuant to an indenture between us and U.S. Bank National Association, as trustee, as the same may be amended or supplemented from time to time. The indenture, among other things, restricts our ability to transfer our assets substantially as an entirety or merge into or consolidate with any person, without satisfying the conditions described in the section entitled “—Consolidation, Merger, Conveyance or Transfer.”

No Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed above under “Ranking.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting estimated expenses and underwriting discounts and commissions. We have notified our banking regulators and the U.S. Department of the Treasury (the “U.S. Treasury”) that we intend to use the net proceeds of this offering and other available funds to repurchase all 193,000 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), that we issued as part of the U.S. Treasury’s Capital Purchase Program. We have received approval from U.S. Treasury to effect this purchase. The redemption price of the Series B Preferred Stock will be $193,000,000 plus accrued and unpaid dividends to, but excluding, the date of redemption. See “Use of Proceeds.”

Listing	The notes will not be listed on any securities exchange.

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus, and in particular, should evaluate the specific factors set forth under “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2011, page 67 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, page 74 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and page S-8 of this prospectus supplement.

Summary Financial Data

The following table sets forth our summary financial data for the periods presented. We derived the summary statement of income data for each of the years in the five-year period ended December 31, 2010, and the summary balance sheet data as of December 31 in each of the years in the five-year period ended December 31, 2010, from our audited consolidated financial statements incorporated by reference herein. We derived the summary statement of income data for each of the nine months ended September 30, 2011 and 2010, and the summary balance sheet data as of September 30, 2011 and 2010, from our unaudited consolidated financial statements incorporated by reference herein. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with accounting principles generally accepted in the United States of America. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the nine months ended September 30, 2011 are not necessarily indicative of results to be expected for the full year 2011 or for any other period. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, incorporated by reference herein.

	For the nine months ended September 30,		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Statements of Income (Amounts in thousands)
Interest income	$242,754	$246,391	$328,867	$341,751	$409,207	$476,961	$476,409
Interest expense	30,212	38,621	49,518	90,219	162,610	236,832	224,550

Net interest income	212,542	207,770	279,349	251,532	246,597	240,129	251,859
Provision for loan losses	58,680	73,452	147,349	215,672	70,254	7,233	10,229
Noninterest income	72,782	67,527	92,032	92,563	89,618	111,054	99,014
Gains (losses) on security sales, net	2,697	15,415	17,133	26,726	8,903	(746)	4,269
Security impairment losses	(177)	(4,861)	(4,917)	(24,616)	(44,514)	(50,055)	—
Gains on FDIC-assisted transactions	—	4,303	4,303	13,071	—	—	—
Gains on early extinguishment of debt	—	—	—	15,258	—	—	—
Noninterest expense	194,427	201,705	278,779	234,788	194,305	199,137	192,615

Income (loss) before income taxes	34,737	14,997	(38,228)	(75,926)	36,045	94,012	152,298
Income tax expense (benefit)	4,575	(3,478)	(28,544)	(50,176)	(13,291)	13,853	35,052

Net income (loss)	30,162	18,475	(9,684)	(25,750)	49,336	80,159	117,246
Preferred dividends	(7,749)	(7,720)	(10,299)	(10,265)	(712)	—	—
Net (income) loss applicable to non-vested restricted shares	(338)	(145)	266	464	(142)	(65)	(57)

Net income (loss) applicable to common shares	$22,075	$10,610	$(19,717)	$(35,551)	$48,482	$80,094	$117,189

Weighted average common shares outstanding	73,258	72,199	72,422	50,034	48,462	49,295	49,102
Weighted average diluted common shares outstanding	73,258	72,199	72,422	50,034	48,515	49,586	49,463

Per Share Data
Basic earnings (loss) per common share	0.30	0.15	(0.27)	(0.71)	1.00	1.62	2.39
Diluted earnings (loss) per common share	0.30	0.15	(0.27)	(0.71)	1.00	1.62	2.37
Cash dividends declared	0.030	0.030	0.040	0.040	1.155	1.195	1.120
Book value at period end	12.88	13.06	12.40	13.66	14.72	14.94	15.01
Market value at period end	7.32	11.53	11.52	10.89	19.97	30.60	38.68

	For the nine months ended September 30,		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Performance Ratios(1)
Return on average common equity	3.13%	1.49%	–2.06%	–4.84%	6.46%	10.68%	16.86%
Return on average assets	0.49%	0.31%	–0.12%	–0.32%	0.60%	0.99%	1.42%
Net interest margin—tax equivalent	4.07%	4.18%	4.13%	3.72%	3.61%	3.58%	3.67%
Dividend payout ratio	13.33%	26.67%	–14.81%	–5.63%	115.50%	73.77%	47.26%
Average equity to average asset ratio	13.90%	14.45%	14.31%	11.50%	9.30%	9.27%	8.42%

Balance Sheet Highlights (Amounts in thousands)
Total assets	$8,380,174	$8,367,823	$8,138,302	$7,710,672	$8,528,341	$8,091,518	$8,441,526
Loans, excluding covered loans	5,104,494	5,164,666	5,100,560	5,203,246	5,360,063	4,963,672	5,008,944
Deposits	6,626,608	6,677,259	6,511,476	5,885,279	5,585,754	5,778,861	6,167,216
Subordinated debt	137,751	137,741	137,744	137,735	232,409	230,082	228,674
Stockholders’ equity	1,152,433	1,160,059	1,112,045	941,521	908,279	723,975	751,014
Stockholders’ equity—common	959,433	967,059	919,045	748,521	715,949	723,975	751,014

Financial Ratios
Allowance for credit losses as a percent of loans, excluding covered loans	2.57%	2.81%	2.84%	2.78%	1.75%	1.25%	1.25%
Total capital to risk-weighted assets	16.81%	16.91%	16.27%	13.94%	14.36%	11.58%	12.16%
Tier 1 capital to risk-weighted assets	14.74%	14.86%	14.20%	11.88%	11.60%	9.03%	9.56%
Tier 1 leverage to average assets	11.64%	12.05%	11.21%	10.18%	9.41%	7.46%	7.29%
Tangible common equity to tangible assets	8.35%	8.41%	8.06%	6.29%	5.23%	5.58%	5.62%

(1)	All performance ratios are presented on an annualized basis.

Ratio of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges for each of the five years indicated below, the nine months ended September 30, 2011 and 2010, and on a pro forma basis for the year ended December 31, 2010 and for the nine months ended September 30, 2011 are as follows:

	Pro Forma		Nine Months Ended September 30,		Years Ended December 31,
	Year Ended December 31, 2010	Nine Months Ended September 30, 2011	2011	2010	2010		2009		2008	2007	2006
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits			4.91	3.57	(1.84)[1]		(1.80)[2]		1.68	2.31	2.97
Including interest on deposits			2.22	1.66	0.24	[1]	0.17	[2]	1.22	1.40	1.68

(1)	Earnings for the reporting period were inadequate to cover total fixed charges by $38.2 million.
(2)	Earnings for the reporting period were inadequate to cover total fixed charges by $75.9 million.

For the purpose of computing the above ratios, earnings consist of income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense outstanding on debt, plus one-third (the proportion deemed representative of the interest factor) of operating lease expense. Fixed charges, including interest on deposits, include interest expense outstanding on debt, plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.

RISK FACTORS

Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any notes, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011.

Risks relating to the notes

We are a bank holding company and our sources of funds are limited.

We are a bank holding company, and our operations are primarily conducted by the Bank, which is subject to significant federal and state regulation. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. Cash available to pay dividends to our creditors is derived primarily from dividends received from the Bank. Our ability to receive dividends or loans from our subsidiaries is restricted. Dividend payments by the Bank to us in the future will require generation of future earnings by the Bank and could require regulatory approval if the proposed dividend is in excess of prescribed guidelines. As of September 30, 2011, approximately $60 million of the retained earnings of the Bank were available to pay dividends to us without regulatory approval. See “The Company is a bank holding company and its sources of funds are limited” in our Annual Report on Form 10-K for the year ended December 31, 2010.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors, which may limit your recovery if we default on the notes.

The notes are exclusively our obligations and not those of our subsidiaries. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. At September 30, 2011, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, that would rank structurally senior to the notes was approximately $7.0 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The notes will be effectively subordinated to any secured debt we or our subsidiaries may incur, to the extent of the lesser of the amount of such debt and the value of the collateral securing such debt. In the event that we declare or are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

There are limited covenants in the indenture governing the notes.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior or secured debt, under the indenture governing the notes. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, creating liens on our property, paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock or disposing of capital stock of subsidiaries.

In addition, the indenture and the notes do not contain, among other things, provisions which require the maintenance of any financial ratios or specified levels of net worth or liquidity, or require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the notes.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”).

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

You may be unable to sell the notes because a public trading market for the notes may not develop and if it develops may not have sufficient liquidity.

We do not intend to apply for listing of the notes on any securities exchange. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the underwriters have advised us that, following completion of the offering of the notes, the underwriters currently intend to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop and if one develops may not have sufficient liquidity.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates.    We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results.    Actual or anticipated changes in our credit ratings, financial condition or actual or perceived creditworthiness may affect the market value of the notes. In general, if our credit ratings, financial condition or actual or perceived creditworthiness change adversely, the market value of the notes may decrease.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. In addition, one or more independent credit rating agencies may assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

We may not be a “well-known seasoned issuer” at our next determination date, which would limit our ability to access the capital markets in a timely fashion.

To maintain our “well-known seasoned issuer” status the market value of our outstanding common equity held by our non-affiliates must be equal to $700 million or more as of any date 60 days prior to the date of filing of our next Annual Report on Form 10-K. Based on our stock price as of November 17, 2011, we would not meet this requirement. “Well-known seasoned issuer” status allows us to more rapidly and cost-effectively raise funds in the public markets by registering new securities on certain automatically effective registration statements under the Securities Act without prior SEC review. Our loss of our “well-known seasoned issuer status” could adversely affect our ability to access the capital markets in a timely fashion and negatively impact the market for our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        , after deducting estimated expenses and underwriting discounts and commissions.

We have notified our banking regulators and the U.S. Department of the Treasury (the “U.S. Treasury”) that we intend to use the net proceeds of this offering and other available funds to repurchase all 193,000 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), that we issued as part of the U.S. Treasury’s Capital Purchase Program. We have received approval from U.S. Treasury to effect this purchase. The redemption price of the Series B Preferred Stock will be $193,000,000 plus accrued and unpaid dividends to, but excluding, the date of redemption.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2011 on an actual basis and as adjusted to give effect to (1) this offering and (2) our anticipated use of the proceeds from this offering and other available funds to repurchase all of our remaining outstanding Series B Preferred Stock. No other change in our consolidated capitalization since September 30, 2011 is reflected in the table. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
(dollars in thousands)	Actual	As Adjusted for Notes Issuance	As Adjusted for Notes Issuance and Series B Preferred Repurchase
		(Unaudited)
Cash and due from banks	$116,003	$	$

Deposits and debt
Notes offered hereby	—
Deposits	6,626,608
Subordinated debt	137,751
Other borrowed funds	386,429

Total deposits and debt	7,150,788

Stockholders’ equity
Preferred stock, no par value; authorized 1,000,000 shares; 193,000 issued shares	191,393
Common stock, $.01 par value; authorized 100,000,000 shares; 85,787 issued shares	858
Additional paid-in capital	425,647
Retained earnings	807,857
Treasury stock, at cost	(261,909)
Accumulated other comprehensive (loss)	(11,413)

Total stockholders’ equity	1,152,433

Total capitalization	$8,303,221

Regulatory Capital Ratios
Total capital to risk weighted assets	16.81%
Tier 1 capital to risk-weighted assets	14.74%
Tier 1 leverage to average assets	11.64%

DESCRIPTION OF THE NOTES

We will issue the notes under our senior debt indenture to be dated on or about November     , 2011, between First Midwest Bancorp, Inc. and U.S. Bank National Association, as trustee, as supplemented by an officer’s certificate (as defined in the indenture). We refer to the senior debt indenture, as supplemented, as the “indenture.”

The following is a brief description of specific financial and other terms of the notes. Terms that apply generally to all of our debt securities are described in “Description of Debt Securities” in the accompanying prospectus. Terms described here supplement those described in the accompanying prospectus as applicable to senior debt securities and if the terms described here are inconsistent with those described here, the terms described here are controlling. This description does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the indenture, a form of which has been filed as an exhibit to the registration statement to which this prospectus supplement relates. Upon written or oral request to us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus, we will provide at no cost to the requester a copy of the indenture.

In this “Description of the Notes,” unless otherwise indicated, all references to “First Midwest Bancorp, Inc.,” “we,” “us,” and “our” are only to First Midwest Bancorp, Inc. and not to any of its subsidiaries.

General

The notes offered hereby represent an offering of     % Senior Notes due                    . We may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date.

The notes will be our unsecured, senior obligations and will rank equally in right of payment with any unsecured senior indebtedness from time to time outstanding. The notes will be effectively subordinated to any secured indebtedness of ours, but only to the extent of the value of the collateral securing such indebtedness. As of September 30, 2011, we had no outstanding secured indebtedness. The notes will not be guaranteed by any of our subsidiaries. As of September 30, 2011, we had approximately $137.8 million of outstanding subordinated debt.

We are a bank holding company and conduct substantially all of our operations through our subsidiaries. As a result, claims of the holders of the notes will be structurally subordinated in right of payment to claims of creditors of our subsidiaries (which as of September 30, 2011 were approximately $7.0 billion (excluding intercompany liabilities)), except to the extent that we may be recognized, and receive payment, as a creditor of those subsidiaries.

In addition, as a holding company, our ability to make payments on the notes will depend primarily on the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of First Midwest Bank to pay dividends or make other payments to us. See “Business—Supervision and Regulation—Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2010 and “Risk Factors—Risks relating to the notes—The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors, which may limit your recovery if we default on the notes” in this prospectus supplement.

We may, from time to time, without notice or consent from the holders of the notes, incur additional unsubordinated indebtedness ranking equally in right of payment with the notes, as well as secured indebtedness effectively ranking senior to the notes to the extent of the lesser of the amount of such indebtedness and the value of the collateral securing such indebtedness and subordinated indebtedness ranking junior in right of payment to the notes. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt (including secured debt) and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be issued in registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

We do not intend to apply for listing of the notes on any securities exchange.

Payment of principal and interest

Payment of the full principal amount of the notes will be due on                     ,         .

The notes will bear interest at the rate of     % per annum. Interest on the notes offered hereby will accrue from and including                     , 2011. We will pay interest on the notes semi-annually in arrears on          and          of each year, beginning                     . Interest will be paid to the person in whose name such note is registered at the close of business on every          and          (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, redemption date or any maturity date for the notes falls on a day which is not a business day, the related payment of principal or interest on the notes will be made on the next day that is a business day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

The notes are not subject to any sinking fund.

Interest Rate Adjustments

The per annum interest rate payable on the notes will be subject to adjustment from time to time if Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”), or Fitch Ratings (“Fitch”) downgrades (or subsequently upgrades) the rating assigned to the notes. If the interest rate payable on the notes is adjusted as described in this section, the term “interest”, as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires. In this prospectus supplement, the terms “Moody’s”, “S&P” and “Fitch” shall include any successor rating agency and references to specific ratings shall include the equivalent ratings of any successor rating system, in each case as certified by a resolution of our board of directors in its sole discretion.

Rate Increase

If any of Moody’s, S&P or Fitch (each, a “Rating Agency”) decreases the rating of the notes to any rating in the table below, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating, applied separately for each Rating Agency; provided, however, for this purpose, only the two lowest of the rating levels of Moody’s, S&P and Fitch shall be taken into account.

Moody’s		S&P		Fitch
Baa1	Current Rating	BBB-	Current Rating	BBB-	Current Rating

	Percentage Point Increase		Percentage Point Increase		Percentage Point Increase
Ba1	0.25	BB+	0.25	BB+	0.25
Ba2	0.50	BB	0.50	BB	0.50
Ba3	0.75	BB-	0.75	BB-	0.75
B1 or below	1.00	B+ or below	1.00	B+ or below	1.00

For example, if Moody’s decreases the rating of the notes to Ba1 and S&P and Fitch each decrease the rating of the notes to BB, the interest rate on the notes will increase a total of 1.00 percentage points (no adjustment for the Moody’s downgrade, and 0.50 percentage points for each of the S&P and Fitch downgrades) from the interest rate on the date of issuance. Each decrease in a rating described above, whether occasioned by the action of Moody’s, S&P or Fitch, shall be made independently of any and all other adjustments. In no event shall the interest rate payable on the notes increase by more than 2.00 percentage points, irrespective of ratings, from the interest rate in effect on the date of issuance.

Rate Decrease

If, however, at any time the interest rate on the notes has been adjusted upward as a result of a decrease in a rating by a Rating Agency, and that Rating Agency subsequently increases its rating on the notes to any of the ratings set forth in the table above, the interest rate on the notes will be adjusted such that the interest rate equals the interest rate payable on the notes on the date of their issuance plus the sum of the percentage points set forth opposite the lowest two rating levels of the Rating Agencies in effect immediately following the increase in the table above under the paragraph “Rate Increase.” In no event shall the interest rate payable on the notes be reduced below the interest rate payable on the notes on the date of their issuance.

Effect of Reduction in Coverage

No adjustment in the interest rate on the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating. For so long as only one Rating Agency provides a rating on the notes, any subsequent increase or decrease in the interest rate on the notes necessitated by a decrease or increase in the rating by that Rating Agency shall be twice the applicable percentage points set forth in the table above under the paragraph “Rate Increase”. If all of Moody’s, S&P and Fitch cease to provide a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00 percentage points above the original interest rate on the date of their issuance.

Application of Rate Change

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requiring an adjustment in the interest rate occurs; provided that a rating change will be deemed to occur when first published by the applicable Rating Agency. If any Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change to occur will control in the event of a conflict. The term “interest period” shall mean the period from and including an interest payment date to and excluding the next succeeding interest payment date, or in connection with the first interest period, the period from and including the original issue date to and excluding the first interest payment date. The trustee shall have no obligation to monitor whether any interest rate change is required. We will notify the trustee within three business days of becoming aware of any interest rate change.

Termination of Rate Adjustment

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the notes become rated A3, A- or A- or higher by any two of Moody’s, S&P and Fitch, respectively (or one of these ratings if only rated by one Rating Agency).

Events of default; waivers

An “event of default” under the indenture includes:

•	default in the payment of interest when due and payable on any note and the continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium, if any, on, any note at maturity, upon redemption or otherwise;

•

default in the performance, or breach, of any of our covenants or warranties in the indenture (other than any covenant or warranty otherwise specifically dealt with above) and continuance of that default or breach for a period of 60 days after the trustee or the holders of not less than 25% in principal amount of the notes have given written notice to us of such default or breach; or

•	certain events of bankruptcy, insolvency, or reorganization of First Midwest Bancorp, Inc.

If an event of default for the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes due and immediately payable. In order to declare the principal amount of the notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes.

In addition, holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default and its consequences under the indenture with respect to the notes, except a default:

•	in the payment of principal of (or premium, if any) or any interest on the notes; or

•	in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding note.

No holder will have the right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to institute a proceeding, and those holders have offered the trustee an indemnity reasonably satisfactory to the trustee;

•	the holder or holders have offered to the trustee indemnity reasonably satisfactory to it against the costs, exposures and liabilities to be incurred in compliance with such request;

•	the trustee for the 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium of interest on the note on or after the maturity date.

Modification and waiver

The indenture provides that we and the trustee may, without the consent of any holders of the notes, enter into supplemental indentures for the purpose of, among other things, adding to our covenants adding any additional events of default, curing ambiguities or inconsistencies in the indenture or making certain other provisions provided such action shall not adversely affect the interests of the holders of the notes in any material respect.

Other amendments and modifications of the indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of outstanding notes. No modification or amendment may, however, without the consent of each holder of outstanding notes:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the notes;

•	reduce the principal amount of the notes or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change the coin or currency in which the notes or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

•

reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting;

•	change any obligation for us to maintain an office or agency in the places and for the purposes required by the indenture;

•	adversely affect the right to repayment, if any, of any notes at the option of the holders; or

•

modify provisions in the indenture relating to the percentage of holders required to consent in order to modify or amend the indenture, except to increase such required percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding notes have given, made or taken any request, demand, authorization, direction, notice, consent or waiver under the indenture, notes owned by First Midwest Bancorp, Inc. or any affiliate of First Midwest Bancorp, Inc. shall be disregarded and deemed not to be outstanding.

Consolidation, merger and sale of assets

We may consolidate with, merge into, or convey, transfer or lease our assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and existing under the laws of the United States of America or any State thereof or the District of Columbia without the consent of the holders of the notes. However, certain conditions must be met, including that any successor person must assume our obligations under the notes and under the indenture and that no default shall have occurred and be continuing.

The indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets substantially as an entirety in accordance with the preceding paragraph, the successor entity formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor entity had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the notes, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on the notes then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

Governing law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

The trustee

U.S. Bank National Association is the trustee for the notes. The trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification. We and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee in the ordinary course of business.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Holders are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of notes, as well as the effects of state, local and non-U.S. tax laws.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•

a corporation or other entity treated as a corporation for U.S. tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof, or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. To the extent that amounts received include accrued by unpaid interest that the U.S. holder has not yet included in income, such interest will not be taken into account in determining gain or loss, but will instead be taxable as ordinary interest income. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax.    For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation that is related to us through stock ownership, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations.

A United States alien holder that cannot satisfy the above requirements generally will be exempt from United States federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the United States alien holder’s conduct of a trade or business in the U.S. by providing an Internal

Revenue Service Form W-8ECI or an acceptable substitute. However, to the extent that such interest is effectively connected with the United States alien holder’s conduct of a trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S.), the United States alien holder will be subject to United States federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% United States branch profits tax (or lower applicable treaty rate). In addition, under certain income tax treaties, the U.S. withholding rate on interest payments may be reduced or eliminated, provided the United States alien holder complies with the applicable certification requirements (generally, by providing an Internal Revenue Service Form W-8 BEN). If a United States alien holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the United States alien holder’s conduct of a trade or business in the United States, the United States alien holder will generally be subject to United States withholding tax, currently imposed at 30%.

If you are a United States alien holder of a note, no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale, exchange or retirement of a note. In addition, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply (imposed under current law at a rate of 28%) to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal or interest, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•

other documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the payor or broker does not possess adequate documentation of your status as a non-United States person, payments on the notes may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments of proceeds to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States) unless the broker has actual knowledge that you are a United States person.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a note effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes, holding and, to the extent relevant, disposition of notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General fiduciary matters.    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and, to the extent relevant, disposition of notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues.    Section 406 of ERISA prohibits Plans subject to ERISA from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The underwriters or we may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase, holding and/or, to the extent relevant, disposition of notes by an ERISA Plan with respect to which we, the underwriters or certain of our or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held (and, to the extent applicable, disposed of) in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and/or, to the extent relevant, disposition of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

Representation.    Each purchaser and holder of notes will be deemed to have represented and warranted that either (1) it is not a Plan, and no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (2) the purchase and holding of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding (and, to the extent applicable, disposition) of the notes. The acquisition, holding and, to the extent relevant, disposition of notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Sandler O’Neill & Partners, L.P.	$
Keefe, Bruyette & Woods, Inc.	$

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $550,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of First Midwest Bancorp, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of the Company for the three-month periods ended March 31, 2011 and March 31, 2010, the three- and six-month periods ended June 30, 2011 and June 30, 2010, and the three- and nine-month periods ended September 30, 2011 and September 30, 2010, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2011, August 9, 2011, and October 28, 2011, included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because these reports are not “reports” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Units

First Midwest Bancorp, Inc. from time to time may offer and sell, in one or more offerings, any combination of the securities listed above. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of First Midwest Bancorp, Inc. or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of the above securities or debt or equity securities of other entities. First Midwest Bancorp, Inc. may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders to be named in a prospectus supplement may offer and sell First Midwest Bancorp, Inc. securities from time to time in such amounts and with such discounts and commissions as set forth in a prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, First Midwest Bancorp, Inc. will not receive any proceeds from the sale of securities by any selling security holders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

First Midwest Bancorp, Inc. may sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement. First Midwest Bancorp, Inc. may also sell securities directly to investors. If appropriate, discussion of certain risks that you should consider in connection with an investment in the securities will be included or incorporated by reference in a prospectus supplement.

The common stock of First Midwest Bancorp, Inc. trades on the Nasdaq Global Select Market under the trading symbol “FMBI”. Any common stock that is sold pursuant to any prospectus supplement will be listed for quotation on the Nasdaq Global Select Market upon official notice of issuance. Unless otherwise indicated in the applicable prospectus supplement, the other securities offered hereby will not be listed on a national securities exchange.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 27, 2009.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where You Can Find More Information”. First Midwest Bancorp, Inc. has not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our periodic reports referred to in “Documents Incorporated by Reference” below and, if included in a prospectus supplement, under the caption “Risk Factors” in the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

All references in this prospectus to “First Midwest,” “Company,” “we,” “our,” and “us” refer to First Midwest Bancorp, Inc. and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement that First Midwest filed with the United States Securities and Exchange Commission or “SEC”, using a “shelf” registration process. Under this shelf registration process, First Midwest and certain holders of its securities may sell the securities described in this prospectus in one or more offerings. Each time securities are sold under this shelf registration, First Midwest will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under “Where You Can Find More Information.”

First Midwest has filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of First Midwest Bancorp, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

WHERE YOU CAN FIND MORE INFORMATION

First Midwest Bancorp, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by First Midwest at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Midwest’s filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. You can also find information about First Midwest by visiting First Midwest’s web site at www.firstmidwest.com. Information contained in these web sites does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow First Midwest to “incorporate by reference” information into this prospectus. This means that First Midwest can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus. Any reports filed by First Midwest with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus or the applicable prospectus supplement.

First Midwest Bancorp, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 0-10967.

•	Annual Report on Form 10-K, filed by First Midwest Bancorp, Inc. on February 27, 2009, for the fiscal year ended December 31, 2008.

•

The description of the common stock of First Midwest Bancorp, Inc. set forth in the Registration Statement on Form 8-A dated March 7, 1983, and any amendment or report filed for the purpose of updating this description.

•

The description of the preferred share purchase rights of First Midwest Bancorp, Inc. set forth in Amendment No. 1 to the Registration Statement on Form 8-A dated November 21, 1995, Amendment No. 2 to the Registration Statement on Form 8-A dated June 30, 1997, Amendment No. 3 to the Registration Statement on Form 8-A dated November 17, 2005 and Amendment No. 4 to the Registration Statement on Form 8-A dated December 9, 2008, and any amendment or report filed for the purpose of updating this description.

•

All documents filed by First Midwest Bancorp, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

First Midwest will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, One Pierce Place, Suite 1500, Itasca, Illinois 60143, telephone (630) 875-7450.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we believe the expectations reflected in any forward-looking statements are reasonable, it is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the relevant report, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions and may include projections relating to our future financial performance including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the sections entitled “Risk Factors” in Part I Item 1A of that report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II Item 7, as well as our subsequent periodic and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

FIRST MIDWEST BANCORP, INC.

First Midwest Bancorp, Inc. is a bank holding company headquartered in the Chicago suburb of Itasca, Illinois with operations throughout the greater Chicago metropolitan area as well as central and western Illinois and northwest Indiana. Our principal subsidiary is First Midwest Bank (the “Bank”), which provides a broad range of commercial and retail banking services to consumer, commercial and industrial, and public or governmental customers. We are committed to meeting the financial needs of the people and businesses in the communities where we live and work by providing customized banking solutions, quality products, and innovative services that truly fulfill those financial needs.

We have responsibility for the overall conduct, direction, and performance of the Bank. We provide various services, establish group-wide policies and procedures, and provide other resources as needed, including capital. At December 31, 2008, the Bank had $8.5 billion in total assets, $5.8 billion in total deposits, and 98 banking offices primarily in suburban metropolitan Chicago. We employed 1,809 full-time equivalent employees at December 31, 2008. The Bank offers a broad range of lending, depository, and related financial services, including accepting deposits; commercial and industrial, consumer, and real estate lending; collections; trust and investment management services; cash management services; safe deposit box operations; and other banking services tailored for consumer, commercial and industrial, and public or governmental customers. The Bank also provides an electronic banking center on the Internet which enables Bank customers to perform banking transactions and provides information about Bank products and services to the general public.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. First Midwest did not have any preferred securities outstanding prior to December 5, 2008.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Earnings to Fixed Charges: (1)
Excluding interest on Deposits	1.68	2.31	2.97	4.02	5.44
Including interest on Deposits	1.22	1.40	1.68	2.03	2.51
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1)
Excluding interest on Deposits	1.66	2.31	2.97	4.02	5.44
Including interest on Deposits	1.22	1.40	1.68	2.03	2.51

(1)	For the purpose of computing these ratios, “earnings” represent net income plus fixed charges and the provision for income taxes, and “fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on First Midwest’s outstanding preferred stock.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares, stock purchase contracts, stock purchase units and units that First Midwest may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to First Midwest’s Restated Certificate of Incorporation and Restated By-laws (“By-Laws”), the Delaware General Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We may issue common stock from time to time. We have 100,000,000 shares of common stock, $0.01 par value per share, authorized for issuance under our Restated Certificate of Incorporation. As of February 1, 2009, there were approximately 48,711,000 shares of our common stock issued and outstanding. The following description briefly summarizes our common stock. The following summary description and any summary description of the common stock in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to our Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law. Our Restated Certificate of Incorporation and By-Laws are on file with the SEC and are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Terms: The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. Our Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividends. Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our Restated Certificate of Incorporation, the holders of our common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends. In addition, prior to the earlier of December 6, 2011 and the date on which the Series B Preferred Stock (see description below) has been redeemed in full or transferred by the United States Department of the Treasury, we must obtain the consent of the Treasury to declare or pay dividends on our common stock in an amount greater than $0.31 per share.

Liquidation. In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

Preemptive Rights: The holders of our common stock have no preemptive rights and no right to convert their stock into any other securities.

Redemption and Sinking Fund: There are no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Listing and Transfer Agent: The Bank of New York Mellon serves as the registrar and transfer agent for our common stock. Our common stock trades on the Nasdaq Global Select Market under the trading symbol “FMBI.”

Purchase Rights: Each outstanding share of common stock has associated with it one preferred share purchase right which we refer to as a “Right”. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of First Midwest Participating Preferred Stock at an exercise price of $150, subject to adjustment. The terms of the Rights were originally set forth in a Rights Agreement, dated February 15, 1989, between us and The First National Bank of Chicago, as rights agent. The terms of the Rights are currently set forth in an Amended and Restated Rights Agreement, dated November 15, 1995, between us and First Midwest Bank (formerly First Midwest Trust Company) as Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement, dated June 18, 1997 between us and First Midwest Bank, the Second Amendment to Amended and Restated Rights Agreement, dated November 14, 2005 between us and First

Midwest Bank and the Third Amendment to Amended and Restated Rights Agreement, dated December 3, 2008 between us and First Midwest Bank. The following summary of certain terms of the Rights is qualified in its entirety by reference to the current Rights Agreement, as amended, which is on file with the SEC.

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The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 10% or more of the outstanding shares of our common stock.

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If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy, at the then current exercise price of the Right, shares of common stock having a market value equal to twice the exercise price of the Right.

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If we are acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase, at the then current exercise price of the Right, securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on November 15, 2015, and we may redeem or exchange them at any time before they become exercisable.

•	Until the Rights become exercisable, they are evidenced by the common stock certificates and are transferred only with such certificates.

Preferred Stock

We have 1,000,000 shares of preferred stock, no par value, authorized for issuance under our Restated Certificate of Incorporation. Of such number of shares of preferred stock, our board of directors has designated 193,000 shares as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B,” referred to in this prospectus as the Series B Preferred Stock, all of which shares of Series B Preferred Stock were issued to the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933. Our board of directors also has authorized and reserved 60,000 shares of Participating Preferred Stock, without par value, for issuance upon the exercise of the preferred share purchase rights described under “Description of Common Stock—Purchase Rights” above.

We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. The creation and issuance of any other series of preferred stock and the relative rights and preferences of any such series will be determined in the judgment of the board of directors.

For any series of preferred stock that we may issue, our board of directors will determine, and for any such series that may be offered pursuant to this prospectus, the prospectus supplement relating to such series will describe:

•	The number of shares constituting the series and the distinctive designation of the series;

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The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

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Whether or not the shares of the series are redeemable and, if redeemable, including whether such shares shall be redeemable for cash, property or rights or any combination thereof and the times during which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

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The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of our affairs, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

•	Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by us of the shares of the series;

•	The right, if any, to exchange or convert shares of the series into shares of any other series or class of our stock and the rate or basis, time, manner and condition of exchange or conversion;

•	The voting rights, if any, to which the holders of the shares of the series shall be entitled; and

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Any other term, condition or provision (not involving any further participation in our assets or profits other than as permitted and provided for pursuant to the above items) with respect to the series as the Board of Directors may deem advisable and as shall not be inconsistent with the relevant provisions of our Restated Certificate of Incorporation.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

Our Restated Certificate of Incorporation and By-Laws contain provisions which may have the effect of delaying or preventing a change in control of First Midwest. Our Restated Certificate of Incorporation and By-Laws provide:

•	for division of our board of directors into three classes, with one class elected each year to serve a three-year term;

•	that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote;

•	that a vacancy on the board of directors shall be filled by a majority vote of the remaining directors; and

•

that the By-Laws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Our Restated Certificate of Incorporation requires timely advance notification as provided in the Restated Certificate of Incorporation for a stockholder to bring business before a stockholders’ meeting or to nominate a person for election as a director. Our Restated Certificate of Incorporation and By-Laws provide that special meetings of stockholders may be called only by our board of directors, Chairman of the Board or the President; provided, however, that, notwithstanding the foregoing, a special meeting of stockholders may be called by the holders of at least 51% of the voting power of the outstanding capital stock for the purpose of removing a director or directors for cause. The ability for stockholders to take action by written consent is prohibited by our Restated Certificate of Incorporation.

The affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of our Restated Certificate of Incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the Restated Certificate of Incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision.

Our Restated Certificate of Incorporation also contains an “affiliated transaction provision.” The affiliated transaction provision provides that, notwithstanding any vote required by law or if no vote is required by law, a supermajority of at least 80% of all the votes that the holders of capital stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:

•	a merger or consolidation involving any “Interested Stockholder” (as defined below);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an Interested Stockholder having an aggregate fair market value of $5 million or more; and

•

certain transactions including certain sales of securities to any Interested Stockholder, a plan of liquidation proposed by an Interested Stockholder or a reclassification of securities, recapitalization or other transaction which has the effect of increasing the proportionate holding of an Interested Stockholder.

For the purpose of the affiliated transaction provision, an “Interested Stockholder” includes any person or entity who directly or indirectly owns or controls 5% or more of our voting power. The supermajority approval requirement does not apply to any transaction that is either approved by a majority of disinterested directors or if certain pricing and procedural requirements are met.

Pursuant to an offer to tender or exchange any of our capital stock or enter into any agreement to merge or consolidate First Midwest or any of our subsidiaries with another person, in connection with the exercise of our judgment in determining our best interests and the best interests of our stockholders, our Restated Certificate of Incorporation requires our board of directors to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, the following factors and any other factors which it deems relevant:

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the social and economic effects of the transaction on us and our subsidiaries, including our the employees, depositors, loan and other customers and creditors and those of our subsidiaries and the communities in which we and they operate or are located;

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the business and financial condition and the earning prospects of any prospective acquiring person and the possible effect of such conditions on us and our subsidiaries and the communities in which we and they operate or are located; and

•	the competence, experience, and integrity of any prospective acquiring person and its management.

Our Restated Certificate of Incorporation provides the board of directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the board of directors to deter future attempts to gain control of First Midwest. The board of directors has sole authority to determine the terms of any series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to issue a series of preferred stock to persons friendly to management. Such an issuance could be used by the board of directors in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of us.

The foregoing provisions of our Restated Certificate of Incorporation and By-Laws are intended to prevent inequitable stockholder treatment in a two-tier takeover. These provisions are also intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the board of directors without the support of the incumbent board of directors, even if such a change were desired by or would be beneficial to a majority of our stockholders. As a result, such provisions may have the effect of discouraging certain unsolicited offers for our capital stock.

Section 203 of the Delaware General Corporation Law: We are also subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, and subject to certain exclusions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder. These provisions of Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred or common stock or other securities from time to time. Warrants may be issued independently or together with debt securities or preferred or common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain general terms of warrants and warrant agreements and any summary description of the warrants and warrant agreement in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable warrant and warrant agreement. The forms of the warrants and the warrant agreements relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

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the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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the number of shares of preferred or common stock purchasable upon the exercise of warrants to purchase preferred or common stock and the price at which such number of shares of stock may be purchased upon such exercise;

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the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

The exercise price for warrants may be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred or common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred or common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred or common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The debt securities will constitute either senior or subordinated debt of First Midwest Bancorp, Inc. Senior debt securities will be issued under a senior debt indenture between us and U.S. Bank National Association, as trustee (unless otherwise specified in the applicable prospectus supplement). Likewise, subordinated debt securities will be issued under a subordinated debt indenture between us and U.S. Bank National Association, as trustee (unless otherwise specified in the applicable prospectus supplement). The applicable senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the indentures.

The following summary description of certain provisions of the debt securities and the indentures and any summary description of the debt securities and indentures in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such debt securities and the applicable indenture. A form of senior debt indenture and form of the subordinated debt indenture are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Provisions Applicable to Both Senior and Subordinated Debt Securities

The debt securities may be issued by us from time to time in one or more series. The debt securities will represent our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor do they restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. In addition, other than as may be set forth herein or in any prospectus supplement, the indentures and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or a highly leveraged transaction involving us.

A prospectus supplement relating to any series of debt securities offered by us will include specific terms relating to the specific series of debt securities offered thereby. These terms will include some or all of the following:

•	the title and classification of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the dates on which the debt securities will mature;

•	the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

•	the interest payment dates for the debt securities;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	any mandatory or optional redemption periods and prices;

•	the denominations in which we will issue the debt securities;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities, if other than U.S. dollars;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	if we have elected not to apply the defeasance section of the indenture to the debt securities;

•	the security registrar and the paying agent for the debt securities;

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whether the debt securities will be issued in the form of one or more “global securities”, and if so, the depositary for that security or securities and information with respect to book-entry procedures;

•	any covenants of us with respect to a series of debt securities; and

•	any other terms of the debt securities, which terms need not be consistent with the indentures.

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in registered form without coupons.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated debt securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a non-operating holding company and almost all of the operating assets of us and our consolidated subsidiaries are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from our banking subsidiary, First Midwest Bank, an Illinois bank. First Midwest Bank is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by First Midwest Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including Senior Indebtedness.

Absence of Restrictive Covenants and Event Risk Provisions With Respect To Debt Securities: Unless and to the extent otherwise specified in this prospectus or a prospectus supplement, the indentures do not:

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restrict us from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock or from disposing of capital stock of subsidiaries;

•	require the maintenance of any financial ratios or specified levels of net worth or liquidity; or

•

contain any provisions which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger and Sale of Assets: We may consolidate with, merge into, or convey, transfer or lease our assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and existing under the laws of the United States of America or any State thereof or the District of Columbia without the consent of the holders of any of the outstanding debt securities. However, certain conditions must be met, including that any successor person must assume our obligations under the debt securities and under the indentures and that no default shall have occurred and be continuing.

Each indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets substantially as an entirety in accordance with the preceding paragraph, the successor entity formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor entity had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

Events of Default: If an event of default under either indenture shall have occurred and is continuing with respect to debt securities of any series, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series, by notice in writing given to us (and to the trustee if given by the holders), may declare the principal amount (or, if the outstanding securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration.

The indentures provide that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it. However, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or the payment of any sinking fund installment with respect to the debt securities of such series, the trustee shall be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of such series of debt securities.

We will be required to file with the trustee annually a written statement as to the fulfillment of our obligations under the indentures. The indentures provide that, subject to the duty of the trustee during certain defaults to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless those holders offer the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to applicable law and certain provisions of the indentures, including the indemnity requirement, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Modification and Waiver: We may enter into modifications and amendments with the trustee under either indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by that modification or amendment. However, no modification or amendment may, without the consent of the holder of each outstanding security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of any debt security or the rate of interest thereon or any premium payable upon the redemption thereof;

•	reduce the amount of the principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting;

•	change any obligation of us to maintain an office or agency in the places and for the purposes required by the indenture;

•	solely with respect to the subordinated debt indenture, modify the terms relating to subordination in a manner adverse to the holders of subordinated debt securities issued under such indenture;

•	adversely affect the right of repayment, if any, of the debt securities at the option of the holders thereof; or

•

modify provisions in the indenture relating to the percentage of holders required to consent in order to modify or amend the indenture, except to increase such required percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

•	in the payment of principal of (or premium, if any) or any interest on any debt security of that series; and

•	in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding security of the series affected.

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; and

•

the principal amount of a debt security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of that debt security by us in good faith, of the principal amount of the debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined as of the date of original issuance of the debt security, of the amount determined as provided in the preceding bullet point); and

•

except as specified in the applicable indenture, debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or affiliates of such other obligor shall be disregarded and deemed not to be outstanding.

Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purpose of, among other things, adding to our covenants, adding any additional events of default, curing ambiguities or inconsistencies in such indenture or making certain other provisions provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

Defeasance: Each indenture provides, unless we elect otherwise pursuant to Section 301 of the applicable indenture with respect to the debt securities of any series thereunder, that we may elect to defease and be discharged from any and all obligations with respect to those debt securities. To effect that defeasance, the indentures require that we deposit with the trustee, in trust for that purpose, money sufficient to pay the principal of and any premium and interest on those debt securities, and any mandatory sinking fund or analogous payments, on the applicable scheduled due dates and any amounts that may be payable at the option of a holder on the applicable due date. We may also deposit with the trustee U.S. government obligations that provide for payments sufficient to make the defeasance payments described above. We may defease the debt securities only if, among other things, we deliver to the trustee an opinion of counsel to the effect that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. The opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable indenture. The prospectus supplement may further describe the provisions, if any, permitting defeasance with respect to the debt securities of a particular series.

Concerning the Trustee: The trustee under either indenture may from time to time make loans to us and our subsidiaries and perform other services for us and our subsidiaries in the normal course of its business. Either trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of certain defaults under the applicable indenture the trustee is a creditor of ours.

Governing Law: The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

Provisions Applicable Solely to Senior Debt Securities

We may issue senior debt securities under the senior debt indenture. As to the right of payment of principal (and any premium) and interest, each series of senior debt securities will rank equally with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued. Except as may be described in this prospectus or a prospectus supplement, the indentures do not contain any covenants specifically designed to protect holders of the debt securities against a reduction in our creditworthiness in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the senior debt securities.

Events of Default: The senior indenture defines an event of default with respect to any series of debt securities. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior indenture for a series of debt securities:

•	default in the payment of any interest on any senior debt security of that series when due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any senior debt security of that series at maturity, upon redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of senior debt securities of that series;

•

default in the performance, or breach, of any of our covenants or warranties in the senior debt indenture in respect of that series (other than any covenant or warranty otherwise specifically dealt with above), and continuance of that default or breach for a period of 60 days after the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series have given written notice to us of such default or breach;

•	certain events of bankruptcy, insolvency or reorganization involving us; or

•	any other event of default we may provide for that series.

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination: The payment of principal, premium, if any, and interest in respect of the subordinated debt securities is expressly subordinated, to the extent set forth in the subordinated debt indenture, to all Senior Indebtedness which may at any time and from time to time be outstanding.

As used in the subordinated debt indenture, “Senior Indebtedness” means all Debt of First Midwest Bancorp, Inc., except Subordinated Indebtedness and Junior Subordinated Indebtedness. “Debt” of any person means the principal of and premium, if any, and interest on the following:

•

all indebtedness of that person (including indebtedness of others guaranteed by that person), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (A) for money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments or (B) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

•

obligations of, or any obligations guaranteed by, that person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which that person is a party;

•	obligations of that person under letters of credit;

•

any indebtedness of that person under, or other obligations of that person to make payment pursuant to, the terms of commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

“Subordinated Indebtedness” is defined in the subordinated debt indenture as all Debt of First Midwest Bancorp, Inc., other than Junior Subordinated Indebtedness, which is subordinate and junior in right with respect to general assets of the Company to Senior Indebtedness, and includes the subordinated debt securities and any Debt on a parity with any of the subordinated debt securities offered hereby. “Junior Subordinated Indebtedness” is defined in the subordinated debt indenture as all Debt of First Midwest Bancorp, Inc. which is subordinate and junior in right with respect to our general assets and to all of our other Debt (including, without limitation, Senior Indebtedness and Subordinated Indebtedness) and includes our 6.95% junior subordinated debentures due in 2033 and 5.85% subordinated debt due in 2016. The subordinated debt indenture does not limit the amount of our Senior Indebtedness.

In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets (except pursuant to Section 801 of the subordinated debt indenture), dissolution, liquidation or any other marshalling of our assets and liabilities, no amount shall be paid by us in respect of the principal, premium, if any, or interest on the subordinated debt securities offered hereby unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof.

The subordinated debt indenture also provides that, in the event of any default in the payment of any Senior Indebtedness and during the continuance of any such default, no amount shall be paid by us in respect of the principal, premium, if any, or interest on the subordinated debt securities.

The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to that series in addition to or different from those described above. By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities.

Events of Default: The subordinated debt indenture defines an event of default with respect to any series of subordinated debt securities thereunder only as certain events of bankruptcy, insolvency or reorganization involving us.

The subordinated debt indenture does not provide for any right of acceleration of the payment of principal of the subordinated debt securities of any series upon a default in the payment of principal of (or premium, if any) or interest, if any, on the subordinated debt securities of that series, or in the performance of any covenant or agreement in the subordinated debt indenture or in the terms of the subordinated debt securities of that series. In the event of any default in the payment of the principal of or premium, if any, interest (and, in the case of a default in the payment of interest, continuance of such default for 30 days), or any sinking fund deposit with respect to the subordinated debt securities of that series (including a default in payment at the stated maturity of the subordinated debt securities of that series), the subordinated debt indenture requires that we, upon demand of the trustee, pay to the trustee for the benefit of the holders of the subordinated debt securities of that series, the whole amount then due and payable on the subordinated debt securities of that series for principal (and premium, if any) and any sinking fund installment and interest, if any. The subordinated debt indenture provides that if we fail to pay that amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection thereof. Any additional events of default with respect to any series of subordinated debt securities, including any related right of acceleration, will be specified in the prospectus supplement relating to that series.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a deposit agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such deposit agreement and depositary receipts. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions: If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares: If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock: Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement: The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary: We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock: Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous: The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary: The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

This summary of certain general terms of stock purchase contracts and stock purchase units and any summary description of stock purchase contracts or stock purchase units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable stock purchase contract or stock purchase unit. The forms of the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to any particular issue of stock purchase contracts or stock purchase units will be filed with the SEC each time we issue these securities, and you should read those documents for provisions that may be important to you. In addition, United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

BOOK-ENTRY ISSUANCE

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC’s participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC’s participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for

DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, warrant agent, depositary or unit agent as registered holders of the securities entitled to the benefits of our Restated Certificate of Incorporation or the applicable indenture, warrant agreement, depositary agreement, unit agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our Restated Certificate of Incorporation or the relevant indenture, deposit agreement, warrant agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee, warrant agent, depositary and/or unit agent an order complying with the requirements of the applicable indenture, trust agreement, warrant agreement, depositary agreement and/or unit agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, warrant agent, depositary and/or unit agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our Restated Certificate of Incorporation or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of First Midwest, any registrar and transfer agent, any warrant agent, depositary or unit agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. First Midwest does not have control over those systems or their participants and assumes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

SELLING SECURITY HOLDERS

The securities covered by this prospectus include securities that may be offered or sold by holders other than us. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of securities of the class owned by such holder before and after the offering, the amount of securities to be registered and sold and any other terms of the securities being sold by each selling security holder. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and certain holders of our securities may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us or any selling security holders to purchasers; or

•	through remarketing firms.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the Nasdaq or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of First Midwest, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any selling security holders, underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable “best efforts” basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we or selling security holders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. The dealer may be deemed to be an underwriter under the Securities Act.

Offers to purchase the offered securities may be solicited directly by us or selling security holders, and the sale thereof may be made by us or selling security holders directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

We or selling security holders may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements with us or selling security holders and its compensation will be described in the applicable prospectus supplement.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Selling security holders, agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$

First Midwest Bancorp, Inc.

    % Notes

Due

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-Managers

Sandler O’Neill + Partners, L.P.	Keefe, Bruyette & Woods